Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-23055 and 33-33791) pertaining to the BD 401(k) Plan of our report dated June 28, 2023, with respect to the financial statements and schedule of the BD 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York
June 28, 2023